SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported)    June 23, 2004

Unitrin, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

One East Wacker Drive, Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

0-18298	95-4255452
(Commission File Number)	(I.R.S. Employer Identification No.)

(312)661-4600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

As previously disclosed, under the agreement governing the 1999 acquisition of Valley Group, Inc. (“VGI”), the Company was entitled to recover 90% of unfavorable development on VGI’s pre-acquisition loss and loss adjustment expense reserves from the seller, White Mountains Insurance Group, Ltd. (“White Mountains”) (formerly Fund American Enterprise Holdings, Inc.). Recovery was subject to a maximum limit of $50 million. Such reserves have experienced unfavorable development, 90% of the amount of which exceeded the maximum recovery under the agreement. Accordingly, the recoverable at March 31, 2004 was recorded at the maximum limit. The Company delivered a final reserve report to White Mountains on March 7, 2003. On April 4, 2003, White Mountains responded to the Company and indicated, among other things, that it believed that “the final reserve report does not constitute an appropriate calculation of the [unfavorable development] and that White Mountains would not pay Unitrin the amount indicated.” An exchange of information between the parties ensued. The Company believed it had accurately calculated the reserve amount in question and began pursuing resolution of the matter in accordance with the dispute resolution process provided in the agreement.

On June 23, 2004, Unitrin and White Mountains entered into an agreement that settled this matter for substantially all of the amount that Unitrin had previously recorded as a recoverable. On June 25, 2004, White Mountains paid the negotiated settlement amount to Unitrin. The effect of the negotiated settlement is not material to Unitrin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Unitrin, Inc.

Date: June 25, 2004	/s/ Eric J. Draut
Eric J. Draut

Executive Vice President and Chief Financial Officer

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